"EXHIBIT 99.1"

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Second Quarter 2014 Results

DALLAS (August 14, 2014) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2014. IOT announced today that the Company reported net income applicable to common shares of $695,000 or $0.17 per diluted earnings per share for the three months ended June 30, 2014, as compared to net income applicable to common shares of $646,000 or $0.15 per diluted earnings per share for the same period ended 2013.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of June 30, 2014, our land consisted of approximately 170 acres of contiguous land in the Mercer Crossing development located in Farmers Branch, Texas. The Mercer Crossing development is a 1,200 acre assembly of properties at the demographic center of the Dallas — Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and future public transportation systems, Mercer Crossing is in a prime location for future growth and development.

Land held for development or sale is our sole operating segment. There was no income generated from this segment for the three months ended June 30, 2014, nor for the prior period ended 2013.

The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties. During Interest income was $12 million for the three months ended June 30, 2014. This represents a decrease of $02 million as compared to interest income of $1.4 million for the three months ended June 30, 2013. The majority of this decrease was due to a decrease in the receivable amount owed from our Advisor.

General and administrative expenses were $118,000 for the three months ended June 30, 2014. This represents a decrease of $95,000, as compared to the prior period general and administrative expenses of $213,000. This decrease was primarily due to a decrease in legal fees, professional fees, and the cost reimbursements to our Advisor.

Mortgage and loan interest was $178,000 for the three months ending June 30, 2014. This represents a decrease of $116,000 as compared to the prior period mortgage and loan interest expense of $294,000. This decrease was due to the Mercer/Travelers land $27.7 million mortgage note buyout in December 2013 that was replaced with a new note with a principal balance of $12.4 million.

About Income Opportunfty Really Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $10 and $10 for the three months and $24 and $24 for the six months ended 2014 and 2013, respectively, from related parties)	11	9	28	23
General and administrative (including $57 and $75 for the three months and $121 and $118 for the six months ended 2014 and 2013, respectively, from related parties)	118	213	280	345
Net income fee to related party	56	48	101	104
Advisory fee to related party	178	207	343	412
Total operating expenses	363	477	752	884
Net operating loss	(363)	(477)	(752)	(884)

Other income (expenses):
Interest income from related parties	1,236	1,417	2,369	2,824
Mortgage and loan interest	(178)	(294)	(363)	(581)
Total other income	1,058	1,123	2,006	2,243
Net income from continuing operations before tax	695	646	1,254	1,359
Income tax expense	-	-	-	(6)
Net income from continuing operations	695	646	1,254	1,353
Discontinued operations:
Net loss from discontinued operations	-	-	-	(18)
Gain (loss) on the sale of real estate from discontinued operations	-	-	-	-
Income tax benefit from discontinued operations	-	-	-	6
Net loss from discontinued operations	-	-	-	(12)
Net income	$695	$646	$1,254	$1,341

Earnings per share - basic
Net income from continuing operations	$0.17	$0.15	$0.30	$0.32
Net income from discontinued operations	-	-	-	-
Net income applicable to common shares	$0.17	$0.15	$0.30	$0.32

Earnings per share - diluted
Net income from continuing operations	$0.17	$0.15	$0.30	$0.32
Net income from discontinued operations	-	-	-	-
Net income applicable to common shares	$0.17	$0.15	$0.30	$0.32

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	June 30,	December 31,
	2014	2013
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$24,511	$24,511
Total real estate	24,511	24,511

Notes and interest receivable from related parties	27,431	30,693
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	25,605	28,867

Cash and cash equivalents	3	3
Receivable and accrued interest from related parties	41,403	39,207
Other assets	1,278	1,225
Total assets	$92,800	$93,813

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable - related parties	$10,240	$12,357
Accounts payable and other liabilities	66	216
Total liabilities	10,306	12,573
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000. issued 4,173,675 and outstanding 4,168,214 shares in 2014 and 2013	42	42
Treasury stock at cost, 5,461 shares in 2014 and 2013	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	20,536	19,282
Total shareholders' equity	82,494	81,240
Total liabilities and shareholders' equity	$92,800	$93,813